Filed Pursuant to Rule 433

Registration No. 333-285413

Final Term Sheet

April 23, 2026

U.S.$6,000,000,000

AT&T Inc.

U.S.$750,000,000 4.750% GLOBAL NOTES DUE 2033

U.S.$1,750,000,000 5.250% GLOBAL NOTES DUE 2036

U.S.$500,000,000 5.850% GLOBAL NOTES DUE 2046

U.S.$2,000,000,000 6.200% GLOBAL NOTES DUE 2056

U.S.$1,000,000,000 6.300% GLOBAL NOTES DUE 2066

ISSUER:	AT&T Inc. (“AT&T”)

TITLE OF SECURITIES:

4.750% Global Notes due 2033 (the “2033 Notes”),

5.250% Global Notes due 2036 (the “2036 Notes”),

5.850% Global Notes due 2046 (the “2046 Notes”),

6.200% Global Notes due 2056 (the “2056 Notes”) and

6.300% Global Notes due 2066 (the “2066 Notes” and, together with the 2033 Notes, the 2036 Notes, the 2046 Notes and the 2056 Notes, the “Notes”)

TRADE DATE:	April 23, 2026

SETTLEMENT DATE (T+5)*:	April 30, 2026

MATURITY DATE:

April 30, 2033, at par, for the 2033 Notes

October 30, 2036, at par, for the 2036 Notes

April 30, 2046, at par, for the 2046 Notes

October 30, 2056, at par, for the 2056 Notes

October 30, 2066, at par, for the 2066 Notes

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$750,000,000 for the 2033 Notes $1,750,000,000 for the 2036 Notes $500,000,000 for the 2046 Notes $2,000,000,000 for the 2056 Notes $1,000,000,000 for the 2066 Notes

PRICE TO PUBLIC (ISSUE PRICE):

99.216% for the 2033 Notes, plus accrued interest from February 5, 2026

99.625% for the 2036 Notes

97.850% for the 2046 Notes, plus accrued interest from February 5, 2026

100.000% for the 2056 Notes

99.564% for the 2066 Notes

GROSS SPREAD:	0.300% for the 2033 Notes 0.375% for the 2036 Notes 0.550% for the 2046 Notes 0.700% for the 2056 Notes 0.750% for the 2066 Notes

PRICE TO AT&T:	98.916% for the 2033 Notes 99.250% for the 2036 Notes 97.300% for the 2046 Notes 99.300% for the 2056 Notes 98.814% for the 2066 Notes

NET PROCEEDS:

$750,281,458.33 for the 2033 Notes (includes accrued interest of $8,411,458.33)

$1,736,875,000.00 for the 2036 Notes

$493,406,250.00 for the 2046 Notes (includes accrued interest of $6,906,250.00)

$1,986,000,000.00 for the 2056 Notes

$988,140,000.00 for the 2066 Notes

USE OF PROCEEDS:	AT&T intends to use the net proceeds from this offering for general corporate purposes, which may include debt repayments and pending acquisitions.

UNDERWRITERS’ REIMBURSEMENT OF AT&T’S EXPENSES:	Underwriters to reimburse $4,650,000 of AT&T’s expenses.

INTEREST RATE:	4.750% per annum for the 2033 Notes 5.250% per annum for the 2036 Notes 5.850% per annum for the 2046 Notes 6.200% per annum for the 2056 Notes 6.300% per annum for the 2066 Notes

INTEREST PAYMENT DATES:	April 30 and October 30 of each year, commencing on October 30, 2026.

ADDITIONAL NOTES:

The 2033 Notes will be part of the same series of notes as the $1,250,000,000 aggregate principal amount of the 4.750% Global Notes due 2033 issued and sold by AT&T on February 5, 2026.

The 2046 Notes will be part of the same series of notes as the $850,000,000 aggregate principal amount of the 5.850% Global Notes due 2046 issued and sold by AT&T on February 5, 2026.

DENOMINATIONS:	Minimum of $2,000 and integral multiples of $1,000 thereafter.

OPTIONAL REDEMPTION:	Each series of the Notes may be redeemed at any time prior to the applicable Par Call Date (as set forth in the table below), as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a make-whole call equal to the greater of (i) 100% of the principal amount of the Notes of such series to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury rate plus a number of basis points equal to the applicable Make-Whole Spread (as set forth in the table below), as calculated by AT&T. Each series of the Notes may be redeemed at any time on or after the applicable Par Call Date, as a whole or in part, at AT&T’s option, at any time and from time to time on at least 5 days’, but not more than 40 days’, prior notice at a redemption price equal to 100% of the principal amount of such series of the Notes to be redeemed. Accrued but unpaid interest will be payable to, but excluding, the redemption date.
	Series	Par Call Date	Make-Whole Spread
	2033 Notes	February 28, 2033	15 bps
	2036 Notes	July 30, 2036	15 bps
	2046 Notes	October 30, 2045	20 bps
	2056 Notes	April 30, 2056	20 bps
	2066 Notes	April 30, 2066	25 bps

TAX GROSS UP:	Comparable to prior AT&T transactions.

TAX CALL:	Comparable to prior AT&T transactions.

INDENTURE AND RANKING:	The Notes will be issued under an indenture, dated as of May 15, 2013, between AT&T and The Bank of New York Mellon Trust Company, N.A., as trustee. The Notes will be AT&T’s unsecured and unsubordinated obligations and will rank pari passu with all other indebtedness issued under the indenture.

ISSUER RATINGS:	Moody’s: Baa2 (Stable) S&P: BBB (Stable) Fitch: BBB+ (Rating Watch Negative)

JOINT BOOKRUNNERS:

BBVA Securities Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Intesa Sanpaolo IMI Securities Corp.

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

PNC Capital Markets LLC

RBC Capital Markets, LLC

SENIOR CO-MANAGERS:	ANZ Securities, Inc. Loop Capital Markets LLC Truist Securities, Inc.

CO-MANAGERS:	Academy Securities, Inc. AmeriVet Securities, Inc. C.L. King & Associates, Inc. Drexel Hamilton, LLC Great Pacific Securities Stern Brothers & Co.

CUSIP NUMBER:	2033 Notes: 00206R NG3 2036 Notes: 00206R NN8 2046 Notes: 00206R NJ7 2056 Notes: 00206R NP3 2066 Notes: 00206R NQ1

ISIN NUMBER:	2033 Notes: US00206RNG38 2036 Notes: US00206RNN88 2046 Notes: US00206RNJ76 2056 Notes: US00206RNP37 2066 Notes: US00206RNQ10
REFERENCE DOCUMENT:	Prospectus Supplement, dated April 23, 2026; and Prospectus, dated February 28, 2025

A SECURITIES RATING IS NOT A RECOMMENDATION TO BUY, SELL OR HOLD SECURITIES AND MAY BE REVISED OR WITHDRAWN AT ANY TIME.

* Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

No PRIIPS or UK PRIIPS KID or CCI Regulations product summary – No PRIIPs or UK PRIIPs key information document (KID) or UK CCI Regulations product summary has been prepared as not available to retail in EEA or UK.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING BBVA SECURITIES INC. AT 1-800-422-8692, J.P. MORGAN SECURITIES LLC AT 1-212-834-4533, MIZUHO SECURITIES USA LLC AT 1-866-271-7403, SANTANDER US CAPITAL MARKETS LLC AT 1-855-403-3636, SG AMERICAS SECURITIES, LLC AT 1-855-881-2108 AND SMBC NIKKO SECURITIES AMERICA, INC. AT 1-888-868-6856.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.